Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 3rd Quarter Results

•	Total Assets increased 6.0% in Quarter

•	Total Loans increased 13.9% in Quarter

•	Net Income declined 9.4% in Quarter

•	Two new full-service branches opening 4th Quarter

TAPPAHANNOCK, Va., Oct. 29 /PRNewswire-FirstCall/ — BOE Financial Services of Virginia, Inc. (the “Company”) (Nasdaq: BSXT) reported net income was $640,000 for the quarter ended September 30, 2007 compared to $706,000 for the third quarter in 2006. Net income for third quarter of 2007 declined by $66,000, or 9.4%. Earnings per share, on a diluted basis, were $0.53 per share for the third quarter of 2007 compared to $0.58 per share for the same period in 2006.

The decrease in earnings was primarily attributable to a $284,000, or 14.6%, increase in noninterest expenses for the third quarter of 2007. Noninterest expenses were $2.233 million for the third quarter of 2007 compared to $1.949 million for the same period in 2006. Salaries were the largest component of this increase, up $140,000, or 16.9%, for the third quarter of 2007 compared to the same period in 2006. This increase in salaries was largely composed of adding additional banking staff to operate two new branches in Northumberland County, Virginia. The Burgess Office opened on October 15, 2007 and the Callao office will open later in the fourth quarter of 2007.

Offsetting this decrease to net income for the quarter ended September 30, 2007 was an increase of $138,000, or 5.6%, to net interest income, an increase of $9,000 to total noninterest income and a decrease of $71,000 to income tax expense.

“We are excited for our customers and employees to enter the Northern Neck banking market,” said George M. Longest, Jr., President and Chief Executive Officer. “Northumberland County represents an opportunity for growth in a contiguous market which possesses what we feel are outstanding demographics for the small-bank personal customer service we provide. Expansion brings increases in noninterest expenses, which we saw in the third quarter of 2007, but we expect to have these offices quickly on their way to providing a positive return to shareholders. With the opening of these two offices, Bank of Essex will be staffed by local employees, all on a mission of listening to customers and providing top shelf quality service.”

For the nine months ended September 30, 2007, net income was $2.012 million, down 9.0%, or $198,000, from net income of $2.210 million for the same period in 2006. This represents a decrease in earnings per share, on a diluted basis of $0.17, or 9.3%, from $1.83 to $1.66. Noninterest expenses increased 12.2%, or $694,000, primarily due to a full year of expenses associated with the Company’s new headquarters and branch banking facility opened mid-year 2006 and from additional staffing and operating expense mentioned above in relation to entering new banking markets. Total noninterest expenses were $6.378 million through nine months of 2007 compared to $5.684 million for the same period in 2006. Offsetting this decrease to net income was an increase of $28,000 to net interest income, an increase of $134,000 to total noninterest income, a decrease of $125,000 to provision for loan losses and a reduction of income tax expense of $209,000 for the nine month period ended September 30, 2007.

Mr. Longest added, “There are positives we carry into the fourth quarter of 2007 although they come with guarded optimism. Higher loan volumes have been posted thus far, although anticipated loan demand for the industry is expected to lessen. Bank of Essex has outstanding loan quality even though the industry is showing signs of posting higher delinquency ratios. Additionally, in the third quarter the Bank realized a recovery in the amount of $400,000 of a loan charged-off a number of years ago which has bolstered the Company’s allowance for loan losses.”

BOE Financial Services of Virginia, Inc. currently operates seven Bank of Essex offices in Essex, King William, Hanover, Henrico and Northumberland counties. As of September 30, 2007, the Company had $294.767 million in total assets and offers a broad range of financial services to consumers and businesses. BOE Financial Services of Virginia, Inc. stock trades on the NASDAQ under the symbol BSXT and closed at a price of $25.75 on October 24, 2007.

Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission.

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	September 30, 2007	December 31, 2006	September 30, 2006
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$4,619	$5,520	$5,265
Federal funds sold	966	—	6,016
Securities available for sale, at fair value	49,382	55,963	53,937
Securities held to maturity	3,000	3,000	3,000
Equity securities, restricted, at cost	1,761	1,553	1,553
Loans, net of allowance for loan losses of 2,672 on 9/30/07, 2,400 on 12/31/06 and 2,366 on 9/30/06	213,500	194,491	187,354
Bank premises and equipment, net	10,577	10,454	10,760
Accrued interest receivable	1,526	1,363	1,422
Intangible assets, net	430	524	556
Other assets	9,006	8,510	8,225

Total assets	$294,767	$281,378	$278,088

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$28,968	$27,809	$29,807
Interest-bearing	212,022	203,056	202,284

Total deposits	$240,990	$230,865	$232,091

Federal funds purchased	—	3,207	0
Federal Home Loan Bank advances	17,000	12,000	12,000
Trust preferred capital notes	4,124	4,124	4,124
Accrued interest payable	911	851	883
Other liabilities	2,394	2,284	889

Total liabilities	$265,419	$253,331	$249,987

Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred stock $5 par value, authorized 1,000,000 shares; no shares issued and outstanding	$—	$—	$—
Common stock, $5 par value, authorized 10,000,000 shares; issued and outstanding, 1,211,267 shares, 1,208,109 shares, and 1,203,857 shares, respectively	6,056	6,041	6,019
Additional paid-in capital	5,551	5,477	5,387
Retained earnings	18,542	17,256	16,814
Accumulated other comprehensive loss, net	(801)	(727)	(119)

Total stockholders’ equity	$29,348	$28,047	$28,101

Total liabilities and stockholders’ equity	$294,767	$281,378	$278,088

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Interest and Dividend Income
Interest and fees on loans	$4,179	$3,652	$11,980	$10,536
Interest and dividends on securities:
U.S. Treasury	4	10	12	31
U.S. Government agencies	178	155	575	472
State and political subdivisions, nontaxable	324	344	1,017	1,025
State and political subdivisions, taxable	33	34	84	104
Other securities	43	47	134	139
Interest on federal funds sold	19	28	45	41

Total interest and dividend income	4,780	4,270	13,847	12,348

Interest Expense
Interest on deposits	1,909	1,588	5,579	4,264
Interest on borrowings	280	229	838	682

Total interest expense	2,189	1,817	6,417	4,946

Net interest income	2,591	2,453	7,430	7,402
Provision for Loan Losses	—	—	—	125

Net interest income after provision for loan losses	2,591	2,453	7,430	7,277

Noninterest income
Service charge income	284	258	797	779
Net security gains (losses)	(39)	—	(42)	(19)
Net gains on sales of loans	18	12	21	45
Net gains (losses) on sale of premises and equipment	—	—	—	(10)
Other income	183	167	647	494

Total noninterest income	446	437	1,423	1,289

Noninterest expenses
Salaries	967	827	2,717	2,408
Employee benefits and costs	271	252	818	731
Occupancy expenses	126	131	373	309
Furniture and equipment related expenses	119	121	340	330
Data processing	162	146	453	415
Stationery and printing	51	35	135	120
Postage	50	31	140	135
Bank franchise tax	61	60	183	178
Other operating expenses	426	346	1,219	1,058

Total noninterest expenses	2,233	1,949	6,378	5,684

Net income before income taxes	804	941	2,475	2,882
Income taxes	164	235	463	672

Net income	$640	$706	$2,012	$2,210

Earnings Per Share, basic	$0.53	$0.59	$1.66	$1.84
Earnings Per Share, diluted	$0.53	$0.58	$1.66	$1.83